Exhibit 5.1

MinterEllison

21 April 2016

The Directors

Mesoblast Limited

55 Collins Street

Melbourne Vic 3000

Dear Sirs

Mesoblast Limited Registration Statement on Form S-8

1.	Background

1.1	We have acted as Australian legal counsel to Mesoblast Limited (Company), a company incorporated under the laws of the Commonwealth of Australia, in connection with its public filing of a registration statement on Form S-8 as amended to the date of this letter and pursuant to Rule 428 (Short Form Registration Statement) under the U.S. Securities Act of 1933, as amended (Securities Act) with the U.S. Securities and Exchange Commission (Commission).

1.2	The Short Form Registration Statement relates to the offering by the Company of American Depositary Shares (ADS) representing fully paid ordinary shares without par value in the Company (Shares) to be issued and sold by the Company pursuant to:

(a)	the company’s Loan Funded Share Plan (Loan Plan) the rules of which, as amended, together with the form of loan agreement under the Plan, are incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form F-1 filed with the Commission on 2 November 2015 (Registration No. 333-207719); and

(b)	the exercise of options issued under the Company’s Employee Share Option Plan (Option Plan) the rules of which together with the form of option agreement under the Plan, are incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form F-1 filed with the Commission on 2 November 2015 (Registration No. 333-207719).

2.	Documents examined and searches conducted and relied on by us

2.1	For the purposes of this opinion, we have examined and relied on copies of the following documents:

(a)	the Short Form Registration Statement, in the form received by us via email on 21 April 2016 from Charlie Harrison at 10.02am (AEDT);

(b)	a certificate dated 10 March 2016 signed by Brian Jamieson on behalf of the directors of the Company (Directors) certifying the accuracy and completeness of the constitution of the Company, the rules of the Loan Plan, the rules of the Option Plan and the extract of the draft minutes of the meeting of the Directors held on 7 March 2016;

(c)	the documents referred to in the certificates;

Level 23 Rialto Towers 525 Collins Street Melbourne

GPO Box 769 Melbourne VIC 3001 Australia DX 204 Melbourne

T +61 3 8608 2000 F +61 3 8608 1000 minterellison.com

(d)	a search of the electronically available public register of the Company available on the online database of the Australian Securities and Investments Commission on 21 April 2016 at 1.12pm (AEST); and

(e)	a search of the Company on the publicly available electronic Insolvency Notices register on 21 April 2016 at 1.10pm (AEST).

3.	Assumptions in providing this letter

For the purposes of this opinion, we have assumed:

(a)	the genuineness of all signatures;

(b)	the authenticity and completeness of all documents submitted to us as originals;

(c)	all documents submitted to us as copies conform with the originals, and all copy documents are complete and up to date;

(d)	all relevant original documents continue in full force and effect and all signatures, seals, dates, duty stamps and markings appearing on all documents and copy documents submitted to us are genuine;

(e)	any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations of all parties to those documents and none of the execution, delivery or performance of any document by any party to the document violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia; and

(f)	all public records and searches which we have examined are accurate and the information disclosed by the searches conducted by us is true and complete and such information has not since been altered and the searches did not fail to disclose any information which had been delivered for registration, lodgement or filing against the Company’s records but which did not appear on the public records at the date of our search.

4.	Limitations and qualifications

4.1	This opinion, which is governed by and to be interpreted in accordance with, the laws of the State of Victoria, Australia, is given only with respect to the laws of that State and of the Commonwealth of Australia that are in effect on the date of this opinion. We have not investigated and do not express any view about, any law other than that of Australia.

4.2	We have relied on the assumptions contained in section 129 of the Corporations Act with respect to the Company.

4.3	We express no view on any matter requiring skill or expertise of a non-legal nature, such as financial, statistical, accounting, commercial or actuarial matters.

4.4	This opinion is limited to the matters stated in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated.

5.	Opinion

5.1	Based on and subject to the above, in our opinion:

(a)	the Company is duly incorporated and validly existing under the laws of Australia and in ‘good standing’ (as the term ‘good standing’ is not defined under the laws of the Commonwealth of Australia, we have assumed that the expression means that there are no current orders for the winding up of the Company, no appointment of a liquidator of the Company, no appointment of a receiver to all or a substantial part of its assets and no notice of its proposed deregistration); and

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(b)	on issue of the Shares against payment for the Shares offered under the Loan Plan or the Shares issued on the exercise of Options issued under the Option Plan, the Shares will be validly issued, fully paid and ‘non-assessable’ (for the purposes of this opinion, the term ‘non-assessable’ when used to describe the liability of a person as the registered holder of shares is not a concept known under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on the issue of such Shares, are under no personal liability under the Corporations Act to contribute to the assets and liabilities of the Company on a winding up of the Company in their capacity solely as holders of such Shares).

5.2	This opinion is deemed to be given as at the date of the effectiveness of the Short Form Registration Statement and will speak as at that date and we do not undertake any obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or binding authority) that may occur or come to our attention after the date of this letter which may affect our opinion.

6.	Consent

We consent to the use of this opinion as Exhibit 5.1 to the Short Form Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under that Act.

Yours faithfully
MinterEllison

/s/ Bart Oude-Vrielink

Contact: Bart Oude-Vrielink T: +61 3 8608 2942

F: +61 3 8608 1151 bart.oude-vrielink@minterellison.com

Partner: Bart Oude-Vrielink T: +61 3 8608 2942

OUR REF: BFO 1120399

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